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UNITED STATES
SECURITIES AND EXCHANGE COMMISSION
Washington, D.C. 20549

SCHEDULE 14A

Proxy Statement Pursuant to Section 14(a) of the Securities
Exchange Act of 1934 (Amendment No.     )

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INDEPENDENT BANK CORPORATION

(Name of Registrant as Specified In Its Charter)

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Independent Bank Corporation
230 West Main Street
Ionia, Michigan 48846
March 20, 2006
Dear Shareholder,
It is our pleasure to invite you to attend the 2006 Annual Meeting of Shareholders of Independent Bank Corporation at 3:00 p.m., Eastern Time, on Tuesday, April 25, 2006 at the Ionia Theater, 205 West Main Street, Ionia, Michigan 48846.
The Annual Report, which we mailed to you, summarizes Independent Bank Corporation’s major developments during 2005 and includes the 2005 consolidated financial statements.
Whether or not you plan to attend the Annual Meeting, please complete and mail the enclosed proxy card promptly so that your shares will be voted as you desire. You may also vote by telephone or by the Internet by following the instructions for using the automated telephone and Internet voting systems provided on the proxy card.
Sincerely,
Charles Van Loan
Chairman of the Board
Michael M. Magee, Jr.
President and Chief Executive Officer

2006 PROXY STATEMENT
VOTING SECURITIES AND RECORD DATE
ELECTION OF DIRECTORS
CORPORATE GOVERNANCE AND BOARD MATTERS
COMPENSATION OF DIRECTORS
REPORT OF OUR AUDIT COMMITTEE
AUDIT MATTERS AND OUR RELATIONSHIP WITH OUR INDEPENDENT AUDITORS
PROPOSAL SUBMITTED FOR YOUR VOTE — RATIFICATION OF THE APPOINTMENT OF INDEPENDENT AUDITORS
PROPOSAL SUBMITTED FOR YOUR VOTE — AMEND THE COMPANY’S AMENDED AND RESTATED ARTICLES OF INCORPORATION TO INCREASE AUTHORIZED SHARES OF COMMON STOCK FROM 30 MILLION SHARES TO 40 MILLION SHARES
SHAREHOLDER RETURN PERFORMANCE GRAPH
COMPENSATION COMMITTEE REPORT ON EXECUTIVE COMPENSATION
SECURITIES OWNERSHIP OF MANAGEMENT
SUMMARY COMPENSATION TABLE
OPTION GRANTS IN 2005
AGGREGATED STOCK OPTION EXERCISES IN 2005 AND YEAR END OPTION VALUES
MANAGEMENT CONTINUITY AGREEMENTS
TRANSACTIONS INVOLVING MANAGEMENT
SECTION 16(A) BENEFICIAL OWNERSHIP REPORTING COMPLIANCE
SHAREHOLDER PROPOSALS
GENERAL
APPENDIX A

INDEPENDENT BANK CORPORATION
NOTICE OF ANNUAL MEETING OF SHAREHOLDERS
APRIL 25, 2006

Date:	April 25, 2006
Time:	3:00 p.m., Eastern Time
Place:	Ionia Theater
205 West Main Street Ionia, Michigan 48846

We invite you to attend the Independent Bank Corporation Annual Meeting of Shareholders to:
1.	Elect one director to serve a one-year term expiring in 2007 and elect three directors to serve three-year terms expiring in 2009;

2.	Ratify the appointment of Crowe Chizek and Company LLC as independent auditors for the fiscal year ending December 31, 2006;

3.	Consider and vote upon a proposal to amend our Articles of Incorporation to increase our authorized shares of common stock from 30 million shares to 40 million shares; and

4.	Transact any other business that is properly submitted before the Annual Meeting or any adjournments or postponements of the Annual Meeting.
The record date for the Annual Meeting is February 24, 2006 (the “Record Date”). Only shareholders of record at the close of business on that date can vote at the Annual Meeting. We mailed this Notice of Annual Meeting to those shareholders. Action may be taken at the Annual Meeting on any of the foregoing proposals on the date specified above or any date or dates to which the Annual Meeting may be adjourned or postponed.
We will have a list of shareholders who can vote at the Annual Meeting available for inspection by shareholders at the Annual Meeting, and, for 10 days prior to the Annual Meeting, during regular business hours at the offices of Independent Bank Corporation, 230 West Main Street, Ionia, Michigan 48846.
If you plan to attend the Annual Meeting but are not a shareholder of record because you hold your shares in street name, please bring evidence of your beneficial ownership of your shares (e.g., a copy of a recent brokerage statement showing the shares) with you to the Annual Meeting. Whether or not you plan to attend the Annual Meeting and whether you own a few or many shares of stock, the Board of Directors urges you to vote promptly. You may vote by signing, dating and returning the enclosed proxy card, by using the automated telephone voting system or by using the Internet voting system. You will find instructions for voting by telephone and by the Internet on the enclosed proxy card.
By Order of the Board of Directors,
Robert N. Shuster
Corporate Secretary
March 20, 2006

Independent Bank Corporation
230 West Main Street
Ionia, Michigan 48846
2006 PROXY STATEMENT
     This Proxy Statement is furnished in connection with the solicitation, beginning approximately March 20, 2006, by our Board of Directors, of proxies for use at the Annual Meeting of Shareholders. This meeting will be held on Tuesday, April 25, 2006, at 3:00 p.m. (local time) at the Ionia Theater, 205 West Main Street, Ionia, Michigan 48846.
     If the form of the Proxy accompanying this Proxy Statement is properly executed and returned, the shares represented by the Proxy will be voted at the Annual Meeting of Shareholders in accordance with the directions given in such Proxy. If no choice is specified, the shares represented by the Proxy will be voted for the election of directors listed as nominees, for the ratification of the independent auditors and for the amendment to our Articles of Incorporation to increase the authorized shares of common stock from 30 million to 40 million.
     To vote by telephone, shareholders of record (shareholders who have been issued a certificate representing their shares) may call toll free on a touch-tone telephone 1-800-PROXIES (1-800-776-9437) and follow the recorded instructions. To vote by Internet, go to the site http://www.voteproxy.com and follow the instructions provided.
     If your shares are held through a bank or a broker (referred to as “street name”), you may also be eligible to vote your share electronically. Simply follow the instructions on your voting form, using either the toll-free telephone number or the Internet address that is listed.
     A Proxy may be revoked prior to its exercise by delivering a written notice of revocation to our Secretary, executing a subsequent Proxy or attending the meeting and voting in person. Attendance at the meeting does not, however, automatically serve to revoke a Proxy.
VOTING SECURITIES AND RECORD DATE
     As of February 24, 2006, the Record Date for the Annual Meeting, we had issued and outstanding 21,783,591 shares of common stock. Shareholders are entitled to one vote for each share of our common stock registered in their names at the close of business on the record date. Votes cast at the meeting and submitted by proxy are counted by the inspectors of the meeting, who are appointed by us.
     As of February 24, 2006, no person was known by us to be the beneficial owner of 5% or more of our Common Stock, except as follows:

Amount and
		Nature of	Approximate
	Name and Address of	Beneficial	Percent
Title of Class	Beneficial Owner	Ownership	of Class

Common Stock,	Independent Bank Corporation	1,231,737	5.4%
$1 par value	Employee Savings and Stock
Ownership Trust (“ESSOT”)
230 West Main Street
Ionia, Michigan 48846
     Our ESSOT holds shares of common stock pursuant to the terms of our Employee Savings and Stock Ownership Plan (“ESSOP”) The Principal Financial Group administers the ESSOP and serves as directed trustee. Our ESSOP Administrative Committee has investment power with respect to the shares of common stock held by the ESSOT and has voting power to the extent that the ESSOP participants do not direct the voting of the shares of common stock allocated to their accounts.
     Our Administrative Committee is comprised of three of our officers: Robert N. Shuster, James J. Twarozynski and Laurinda M. Neve. Except for the shares of common stock allocated to their respective accounts as participants in the ESSOP, each member of our Administrative Committee disclaims beneficial ownership of the shares held by the ESSOT.

ELECTION OF DIRECTORS
     Our Articles of Incorporation provide that our Board be divided into three classes of nearly equal size, with the classes to hold office for staggered terms of three years each. Our Bylaws permit our Board of Directors to establish the size of our Board from three to fifteen members. Our current Board has fixed the size of our Board at nine members. Robert L. Hetzler, Michael M. Magee, Jr. and James E. McCarty are nominees to serve three-year terms expiring in 2009, and Donna J. Banks, is a nominee to serve a one-year term expiring in 2007. Messrs. Hetzler, Magee and McCarty are incumbent directors previously elected by our shareholders. Ms. Banks is an incumbent director who was appointed to our Board effective December 1, 2005.
     The Proxies cannot be voted for a greater number of persons than the number of nominees named. In the event that any nominee is unable to serve, which is not now contemplated, our Board may designate a substitute nominee. The proxy holders, to the extent they have been granted authority to vote in the election of directors, may or may not vote for a substitute nominee.
     In addition to the nominees for director, each director whose term will continue after the meeting is named in the following table. Each nominee and director owned beneficially, directly or indirectly, the number of shares of Common Stock set forth opposite their respective names. The stock ownership information and the information relating to each nominee’s and director’s age, principal occupation or employment for the past five years has been furnished to us as of February 24, 2006, by the respective nominees and directors.
     A plurality of the votes cast at the Annual Meeting of Shareholders is required to elect the nominees as directors. Accordingly at this year’s meeting, the four individuals who receive the largest number of votes cast at the meeting will be elected as directors. Shares not voted at the meeting, whether by abstention, broker non-vote or otherwise, will not be treated as votes cast at the meeting.
The Board of Directors recommends a vote FOR the election of each of the four nominees.

	Amount and Nature of Beneficial		Percent of
	Ownership(1)		Outstanding
Nominees for three-year terms expiring in 2009

Robert L. Hetzler (age 60)	53,694		.24%
Mr. Hetzler is the retired President of Monitor Sugar Company (food processor). He became a Director in 2000. Mr. Hetzler was appointed Lead Outside Director effective January 1, 2005.

Michael M. Magee, Jr. (age 50)	116,669	(2)	.51
Mr. Magee is the President and Chief Executive Officer of Independent Bank Corporation. Prior to his appointment as President and CEO as of January 1, 2005, Mr. Magee served as Chief Operating Officer since February 2004 and prior to that he served as President and Chief Executive Officer of Independent Bank since 1993. He became a Director in 2005.

James E. McCarty (age 58)	27,596	(3)	.12
Mr. McCarty is the President of McCarty Communications (commercial printing). He became a Director in 2002.

Nominee for one-year term expiring in 2007

Donna J. Banks, Ph.D. (age 48)	4,223		.02
Dr. Banks is a Senior Vice President of the Kellogg Company. She became a Director in 2005.

	Amount and Nature of Beneficial		Percent of
	Ownership(1)		Outstanding
Directors whose terms expire in 2007

Jeffrey A. Bratsburg (age 62)	126,157	(4)	.56
Mr. Bratsburg served as President and Chief Executive Officer of Independent Bank West Michigan from 1985 until his retirement in 1999. He became a Director in 2000.

Charles C. Van Loan (age 58)	320,044	(5)	1.41
Mr. Van Loan is the Chairman of the Board of Directors of Independent Bank Corporation. Mr. Van Loan served as President and CEO of Independent Bank Corporation from 1993 until 2004 and as executive Chairman during 2005. He retired on December 31, 2005. He became a Director in 1992.

Directors whose terms expire in 2008

Stephen L. Gulis, Jr. (age 48)	7,336	(6)	.03
Mr. Gulis is the Executive Vice President, Chief Financial Officer and Treasurer of Wolverine World Wide, Inc. He became a Director in 2004.

Terry L. Haske (age 57)	65,469	(7)	.29
Mr. Haske is the President of Ricker & Haske, CPAs, P.C. He became a Director in 1996.

Charles A. Palmer (age 61)	106,416		.47
Mr. Palmer is an attorney and a professor of law at Thomas M. Cooley Law School. He became a Director in 1991.

(1)	Except as described in the following notes, each nominee or incumbent director owns the shares directly and has sole voting and investment power or shares voting and investment power with his or her spouse under joint ownership. The table includes shares of common stock that are issuable under options exercisable within 60 days.

(2)	Includes 21,180 shares allocated to Mr. Magee’s account under the ESSOT and excludes 1,808 common stock units held in a deferred compensation plan.

(3)	Excludes 5,092 common stock units held in Mr. McCarty’s account under our deferred compensation and stock purchase plan for non-employee directors that are payable in our common stock upon retirement. Includes 5,154 shares held in a spousal trust and 972 shares held by a corporation owned by Mr. McCarty.

(4)	Excludes 1,580 common stock units held in Mr. Bratsburg’s account under our deferred compensation and stock purchase plan for non-employee directors that are payable in our common stock upon retirement.

(5)	Includes 36,130 shares allocated to Mr. Van Loan’s account under the ESSOT, 1,927 shares held by Mr. Van Loan’s dependent children and 47,250 shares held in spousal trust.

(6)	Excludes 2,079 common stock units held in Mr. Gulis’ account under our deferred compensation and stock purchase plan for non-employee directors that are payable in our common stock upon retirement.

(7)	Includes 5,683 shares owned jointly with Mr. Haske’s father with respect to which Mr. Haske shares voting and investment power.

CORPORATE GOVERNANCE AND BOARD MATTERS
CORPORATE GOVERNANCE PRINCIPLES
     For many years, our Board of Directors has been committed to sound and effective corporate governance practices. The Board has documented those practices in our Corporate Governance Principles. These principles address director qualifications, periodic performance evaluations, stock ownership guidelines and other corporate governance matters. Under those principles, a majority of the members of our Board must qualify as independent under the rules established by the NASDAQ stock market on which our stock trades. Our principles also require the Board to have an audit committee, compensation committee and a nominating and corporate governance committee, and that each member of those committees qualifies as independent under the NASDAQ rules. Our Corporate Governance Principles, as well as the charters of each of the foregoing committees are available for review on our website at www.ibcp.com under the “Investor Relations” tab.
CODE OF BUSINESS CONDUCT AND ETHICS AND CODE OF ETHICS FOR SENIOR FINANCIAL OFFICERS
     Our Board has also adopted a Code of Business Conduct and Ethics that applies to all of our employees, officers and directors. In addition, the Board has adopted a Code of Ethics for Senior Financial Officers, which includes our principle executive officer, principle financial officer and controller. Each of these codes is posted on our website and can also be obtained free of charge through our Corporate Secretary at 230 West Main Street, Ionia, Michigan 48846. Any changes to or waivers of either code for our CEO or senior financial officers will be disclosed on our website.
DETERMINATION OF INDEPENDENCE OF BOARD MEMBERS
     As required by our Corporate Governance Principles, our Board has determined that each of the following directors qualifies as an “Independent Director”, as such term is defined in Market Place Rules 4200(a)(15) of the National Association of Securities Dealers (the “NASD”): Donna J. Banks, Jeffrey A. Bratsburg, Stephen L. Gulis, Terry L. Haske, Robert L. Hetzler, James E. McCarty and Charles A. Palmer. Our Board has also determined that each member of the three committees of the Board meets the independence requirements applicable to those committees as prescribed by the NASDAQ listing requirements, and, as to the audit committee, under the applicable rules of the Securities and Exchange Commission. There are no family relationships between or among our directors, nominees or executive officers.
MEETING ATTENDANCE
     Each of our directors is expected to attend all meetings of the Board, applicable committee meetings, and our annual meeting of shareholders. Each of our directors, serving at that time, attended our 2005 annual shareholder meeting. During 2005, the Board held 7 meetings; each director attended at least 75% of the aggregate number of meetings of our Board and Board committees on which they served.
BOARD COMMITTEES
     Our audit committee, which met on 14 occasions in 2005, consists of directors Bratsburg, Gulis (Chairman), and Haske. Our Board has determined that Mr. Gulis qualifies as the “Audit Committee Financial Expert”, as that term is defined in the rules established by the Securities and Exchange Commission. The primary purpose of the audit committee is to assist the Board in overseeing (1) the quality and integrity of our accounting, auditing and reporting practices, (2) the performance of our internal audit function and independent auditor, and (3) our disclosure controls and system of internal controls regarding, finance, accounting, legal compliance, and ethics that management and our Board have established. A copy of the committee’s charter, which was amended and restated this past year following the committee’s annual review and reassessment of its charter, is attached to this Proxy Statement as Appendix A.
     Our compensation committee, which met on four occasions in 2005, consists of directors Banks, Bratsburg, Gulis, Hetzler and McCarty (Chairman). This committee reviews and makes recommendations to the Board on executive compensation matters, including any benefits to be paid to our executives and officers.
     Our nominating and corporate governance committee, which met on two occasions in 2005, consists of directors Banks, Hetzler, McCarty and Palmer (Chairman). This committee is responsible for making recommendations on the qualification and standards to serve on our Board, identifying board candidates and monitoring our corporate governance standards.
     Our Articles of Incorporation contain certain procedural requirements applicable to shareholder nominations of directors. Shareholders may nominate a person to serve as a director if they provide written notice to us not later than sixty and no more than ninety days prior to the first anniversary date of the preceding year’s annual meeting. The notice must include (1) name and address of the shareholder who intends to make the nomination and of the person or persons nominated, (2) a representation that the shareholder is a current record holder and will continue to hold those shares through the date of the meeting and intends to appear in person or by proxy at the meeting, (3) a description of all arrangements between the shareholder and each nominee, (4) the information regarding each nominee as would be required to be included in a proxy statement filed under Regulation 14A of the Securities Exchange Act of 1934 had the nominee been nominated by the Board of Directors, and (5) the consent of each nominee to serve as director. Our nominating and corporate governance committee does not currently utilize the services of any third party search firm to assist in the identification or evaluation of board member candidates. However, the committee may use the services of such a firm in the future if it deems necessary or appropriate.
     The nominating and corporate governance committee has not established specific, minimum qualifications for director nominees. Our Corporate Governance Principles mandate that directors possess the requisite background and experience to make a strong, positive contribution to Independent Bank Corporation and our shareholders. Our nominating and corporate governance committee is responsible for reviewing the qualifications and independence of the members of the Board. This assessment includes a consideration of the skills, experience and diversity of the prospective candidates. In light of these general requirements, our nominating and corporate governance committee reviews the suitability of each person nominated to our Board. These same standards and suitability requirements are applicable to all director nominees, regardless of the party making the director nomination. Historically, new Board members have been selected and nominated from those persons serving as directors of one of our subsidiary banks. Consistent with that approach, our most recent Board appointee, Donna J. Banks, Ph.D., served as a director of one of our subsidiary banks since 2004. Dr. Banks was appointed to our Board effective December 1, 2005, and is among the four incumbent directors standing for re-election.
     The committee has not received any recommended director nominations from any of our shareholders in connection with our 2006 annual meeting. The nominees that are standing for election as directors at the 2006 annual meeting are incumbent directors nominated by the committee.
MAJORITY VOTING
     Our Nominating and Corporate Governance Committee and Board have discussed and considered the adoption of majority voting for directors. The Board favors the general concepts of majority voting which would essentially proscribe the election of any nominee who received fewer votes cast in his or her favor for election than were withheld. However, our Bylaws and the Michigan Business Corporation Act provide that directors are to be elected by a plurality of votes cast, except as otherwise provided in out Articles. Due to various initiatives under consideration to either modify applicable laws or otherwise address some of the practical implications that arise from majority voting, the Board has elected to defer, at this time, any action or recommendation on this matter.
SHAREHOLDER COMMUNICATIONS WITH THE BOARD
     The Board of Directors has implemented a process by which a shareholder may send written communications to the Board’s attention. Any shareholder desiring to communicate with the Board or one or more of our directors may send a letter addressed to the Company’s Corporate Secretary at P.O. Box 491, Ionia, Michigan 48846. The Secretary has been directed to promptly forward all communications to the full Board or the specific director indicated in the letter.
COMPENSATION OF DIRECTORS
     Directors who are not employed by us or any of our subsidiaries (“Non-employee Directors”) receive an annual retainer of $10,000. Each Non-employee Director also serves as a director of one of our subsidiary banks. Non-employee Directors of our subsidiaries received monthly meeting fees of $850 during 2005 (this monthly meeting fee was increased to $1,000 effective January 1, 2006). Our Non-employee Directors are not compensated for committee meetings. Mr. Van Loan will be treated as a Non-employee Director in 2006 consistent with his December 31, 2005 retirement.
     Pursuant to our Long-Term Incentive Plan, the compensation committee may grant options to purchase shares of Independent Bank Corporation common stock to each Non-employee Director. For services in 2006, in November 2005 each Non-employee Director (except for Dr. Banks but including Mr. Van Loan due to his retirement on December 31, 2005) received an option to purchase 3,847 shares of common stock at a price equal to the fair market value of our common stock on the date of the grant. Dr. Banks received an option to purchase 3,690 shares of common stock on December 2, 2005 at a price equal to the fair market value of our common stock on the date of the grant. These options may be exercised immediately as of the grant date, are restricted as to transferability and expire 10 years after the date of grant.
     We maintain a Deferred Compensation and Stock Purchase Plan for Non-employee Directors (the “Purchase Plan”). The Purchase Plan provides that Non-employee Directors may defer payment of all or a part of their director fees (“Fees”) or receive shares of common stock in lieu of cash payment of Fees. Under the Purchase Plan, each Non-employee Director may elect to participate in a Current Stock Purchase Account, a Deferred Cash Investment Account or a Deferred Stock Account.
     A Current Stock Purchase Account is credited with shares of Independent Bank Corporation common stock having a fair market value equal to the Fees otherwise payable. A Deferred Cash Investment Account is credited with an amount equal to the Fees deferred and on each quarterly credit date with an appreciation factor that may not exceed the prime rate of interest charged by Independent Bank. A Deferred Stock Account is credited with the amount of Fees deferred and converted into stock units based on the fair market value of our common stock at the time of the deferral. Amounts in the Deferred Stock Account are credited with cash dividends and other distributions on our common stock. Fees credited to a Deferred Cash Investment Account or a Deferred Stock Account are deferred for income tax purposes. The Purchase Plan does not provide for distributions of amounts deferred prior to a participant’s termination as a Non-employee Director. Participants may generally elect either a lump sum or installment distributions.
REPORT OF OUR AUDIT COMMITTEE
     The information contained in this report shall not be deemed to be “soliciting material” or “filed” or incorporated by reference in future filings with the Securities and Exchange Commission, or subject to the liabilities of Section 18 of the Securities Exchange Act of 1934, except to the extent that we specifically incorporate it by reference into a document filed under the Securities Act of 1933 or the Securities Exchange Act of 1934.
     Our audit committee has met with management and the independent auditors to review and discuss our audited financial statements as of and for the year ended December 31, 2005.
     Our audit committee obtained from our independent auditors a formal written statement describing the relationships between us and our auditors that might bear on the auditors’ independence, which is consistent with Independence Standards Board Standard No. 1, “Independence Discussions with Audit Committees.” Our audit committee has also discussed with our auditors any relationships that may impact their objectivity and independence and satisfied itself as to our auditors’ independence.
     Our audit committee has reviewed and discussed with our independent auditors all communications required by generally accepted auditing standards, including those described in Statement on Auditing Standards No. 61, as amended, “Communication with Audit Committees.” Our audit committee also discussed, with and without management present, the results of our independent auditors’ examination of our financial statements.
     Based on the reviews and discussions referred to above, the audit committee has recommended to our Board of Directors that the financial statements referred to above be included in our Annual Report on Form 10-K for the year ended December 31, 2005.
Stephen L. Gulis, Jr.
Jeffrey A. Bratsburg                                         Terry L. Haske
AUDIT MATTERS AND OUR RELATIONSHIP WITH
OUR INDEPENDENT AUDITORS
     Effective March 29, 2005, our Board of Directors dismissed KPMG LLP (“KPMG”) as our independent auditors. The dismissal of KPMG was approved by our Audit Committee on March 29, 2005. On that same date, the Audit Committee approved the engagement of Crowe Chizek & Company LLC (“Crowe”) as independent auditors for the year ended December 31, 2005.
     The audit reports of KPMG on our consolidated financial statements as of and for the years ended December 31, 2004 and 2003 and KPMG’s report on management’s assessment of internal control over financial reporting as of December 31, 2004, and the effectiveness of internal control over financial reporting as of December 31, 2004, did not contain an adverse opinion or a disclaimer of opinion and were not qualified or modified as to uncertainty, audit scope, or accounting principles.
     During the calendar years ended December 31, 2004 and 2003, and from December 31, 2004 through the effective date of KPMG’s dismissal (the “Relevant Period”), there were no disagreements between us and KPMG on any matters of accounting principle or practices, financial statement disclosure, or auditing scope or procedure, which disagreements, if not resolved to their satisfaction, would have caused KPMG to make reference to the subject matter of such disagreements in connection with its reports. Also during the Relevant Period, there were no reportable events as described in Item 304(a)(l)(v) (“Reportable Events”) of Regulation S-K issued by the Securities and Exchange Commission (the “Commission”).
     During the Relevant Period, neither the Company nor (to the Company’s knowledge) anyone acting on behalf of the Company consulted with Crowe regarding either (i) the application of accounting principles to a specified transaction (either completed or proposed), (ii) the type of audit opinion that might be rendered on our financial statements, or (iii) any Reportable Event.

     The following sets forth the fees paid to our independent auditors (Crowe in 2005 and KPMG in 2004) for the last two fiscal years:

	Year ended December 31,
	2005	2004

Audit fees	$340,000	$348,000
Audit related fees(1)	28,000	25,000
Tax fees(2)	64,000	63,000
All other fees	17,000	75,000	(3)

Total	$449,000	$511,000

(1)	Consists primarily of fees related to an audit required under a Housing and Urban Development loan program.

(2)	Consists primarily of fees related to the preparation of corporate tax returns.

(3)	Amount in 2004 consists of costs relating to an investigation at a subsidiary disclosed and described in the audited financial statements.
     Pre-Approval Policy
     Our audit committee has established a pre-approval policy for procedures for audit, audit related and tax services that can be performed by our independent public accountants. For 2005 and 2004, all of these fees were pre-approved by the audit committee under that policy. Subject to certain limitations, the authority to grant pre-approvals may be delegated to one or more members of the audit committee.
PROPOSAL SUBMITTED FOR YOUR VOTE — RATIFICATION OF THE
APPOINTMENT OF INDEPENDENT AUDITORS
     The audit committee has selected Crowe Chizek and Company LLC (“Crowe”), as independent auditors for the Company, for the fiscal year ending December 31, 2006. These services provided to the Company and our subsidiaries by Crowe for 2005 is described above under the caption “Audit Matters and our Relationship with our Independent Auditors.”
     We are asking our shareholders to ratify the selection of Crowe as our independent auditors. Although ratification is not legally required, the Board is submitting the selection of Crowe to our shareholders for ratification as a matter of good corporate governance. Representatives of Crowe are expected to be present at the Annual Meeting to respond to appropriate questions and to make such statements as they may desire.
     The affirmative vote of the holders of the majority of the shares represented in person or by proxy and entitled to vote on this item will be required for approval. All broker non-votes will not be treated as votes cast on this matter; shares voted as abstentions will be counted as votes cast and therefore will have the effect of a negative vote.
     If our shareholders do not ratify the appointment, the appointment will be reconsidered by the audit committee and the Board. Even if the selection is ratified, the audit committee, in its discretion, may select a different independent registered public accounting firm at any time during the year if it determines that such a change would be in the best interest of the Company and our shareholders.
     The Board of Directors recommends a vote FOR this proposal to ratify the appointment of Crowe as our independent auditors.
PROPOSAL SUBMITTED FOR YOUR VOTE — AMEND THE COMPANY’S
AMENDED AND RESTATED ARTICLES OF INCORPORATION TO INCREASE
AUTHORIZED SHARES OF COMMON STOCK FROM 30 MILLION SHARES TO
40 MILLION SHARES
     The Board of Directors has proposed that the first paragraph of Article III of Independent Bank Corporation’s Amended and Restated Articles of Incorporation be amended to read as follows:
The total number of shares of all classes of capital stock which the Corporation shall have the authority to issue is forty million two hundred thousand shares, of which forty million (40,000,000) shares will be common stock of the par value of $1.00 per share, and two hundred thousand (200,000) shares shall be series preferred stock, without par value.

     This amendment will increase our authorized common stock from 30,000,000 shares to 40,000,000 shares. The purpose of the amendment is to provide additional shares of common stock for future issuance. As of February 24, 2006 there were approximately 21,783,591 shares of common stock issued and outstanding, 1,520,000 stock options granted but not exercised, and 453,000 shares reserved for issuance under our stock compensation plans. As a result, as of February 24, 2006, approximately 6,243,000 shares of common stock remain available for future issuance. We have no series preferred stock issued or outstanding. This proposed amendment will not affect those shares.
     The Board of Directors considers the proposed increase in the number of authorized shares desirable because it would give the Board greater flexibility to declare common stock splits or stock dividends when considered desirable and still leave sufficient shares available for issuance in connection with potential acquisitions, financings, and for other general corporate purposes.
     Our growth strategy includes the pursuit of further acquisitions of other community-oriented banks that are already operating in desirable markets in or near the State of Michigan, as well as other specialty lending and related financial services businesses. The Board of Directors believes it is important to have the flexibility to use common stock or a combination of cash and stock as consideration in potential acquisitions. We may also desire to issue common stock from time to time in the future to raise additional capital necessary to support our future growth.
     Approving an increase in the number of authorized shares at this time would avoid the additional expense and delay incidental to obtaining shareholder approval to increase the number of authorized shares at the time of any planned transaction of the type described above, unless shareholder approval is otherwise required for a particular issuance by applicable law. Authorized, unissued and unreserved common stock may be issued from time to time for any proper purpose without further action of the shareholders, except as required by our Amended and Restated Articles of Incorporation, applicable law or the listing requirements of the Nasdaq National Market, on which our common stock is listed.
     Each share of common stock authorized for issuance has the same rights and is identical in all respects with each other share of common stock. Newly authorized shares of common stock will not affect the rights, such as voting and liquidation rights, of the shares of common stock currently outstanding. Under Michigan law and our Amended and Restated Articles of Incorporation, shareholders do not have preemptive rights to purchase subsequently issued shares of common stock.
     The ability of the Board of Directors to issue additional shares of common stock without additional shareholder approval may be deemed to have an anti-takeover effect. The amendment, however, is not being proposed in order to prevent a change in control, and is not in response to any present attempt known to the Board to acquire control of the Board of Directors, to obtain representation on the Board of Directors or to take significant action which affects control of the Company. Although we have no such plans, the Company could use the additional shares of common stock to oppose a hostile takeover attempt or to delay or prevent changes of control or changes in or removal of management of the Company. For example, if the amendment is approved, the Board of Directors could strategically issue shares in private placements that could frustrate takeovers or other transactions that do not favor the current Board of Directors and management, even if those transactions are at substantial market premiums and are favored by shareholders of the Company. Any issuance of additional shares also could have the effect of diluting the earnings per share and book value per share of the outstanding shares of the Company’s common stock as well as stock ownership and voting rights of shareholders, including persons seeking to obtain control of the Company. The Board of Directors does not, however, intend to issue any additional shares of common stock except on terms which it deems to be in the best interests of the Company and its shareholders.
     The affirmative vote of the holders of a majority of the outstanding shares of common stock of the Company is required for the approval of this proposed amendment. Unless otherwise directed by a shareholder’s proxy, the persons named as proxy voters in the accompanying proxy will vote FOR this amendment.
     The Board of Directors recommends a vote FOR this proposal to amend the Company’s Amended and Restated Articles of Incorporation to increase the number of shares of authorized common stock.

SHAREHOLDER RETURN PERFORMANCE GRAPH
     Set forth below is a line graph comparing the yearly percentage change in the cumulative total shareholder return on our common stock (based on the last reported sales price of the respective year) with the cumulative total return of the Nasdaq Stock Market Index (United States stocks, only) and the Nasdaq Bank Stocks Index for the five-year period ended December 31, 2005. The following information is based on an investment of $100 on January 1, 2001, in our common stock, the Nasdaq Stock Market Index and the Nasdaq Bank Stocks Index, with dividends reinvested.

	January 1,			December 31,
	2001	2001	2002	2003	2004	2005

Independent Bank Corporation	$100.00	$151.06	$175.80	$278.15	$297.89	$292.83
Nasdaq Stock Market	$100.00	79.32	54.84	81.99	89.22	91.12
Nasdaq Bank Stocks	100.00	108.27	110.84	142.58	163.17	159.40
COMPENSATION COMMITTEE REPORT ON EXECUTIVE COMPENSATION
     The information contained in this report shall not be deemed to be “soliciting material” or “filed” or incorporated by reference in future filings with the Securities and Exchange Commission, or subject to the liabilities of Section 18 of the Securities Exchange Act of 1934, except to the extent that we specifically incorporate it by reference into a document filed under the Securities Act of 1933 or the Securities Exchange Act of 1934.
GENERAL
     Our ability to create shareholder wealth is predicated on our ability to attract and retain qualified executives and senior managers. Our Board of Directors, therefore, believes that our compensation policies and practices must: 1) provide incentives and rewards for superior performance; 2) align the interests of our executive officers and senior managers with the interests of our shareholders, and; 3) provide executive officers and senior managers with the opportunity to accumulate wealth that is commensurate with increases in the value of our common stock.

COMPENSATION STRATEGY
     Consistent with these objectives, our Board of Directors has adopted a “pay-for-performance” compensation strategy. The strategy seeks to maintain a balance among three principal components of total compensation, as follows:
     Base salary — Excluding consideration of other relevant factors, which may include individual performance, experience, expertise and tenure, our Board intends to maintain the base salaries of executive officers and senior managers at approximately the level established by our peers.
     Annually, the compensation committee recommends a base salary for our President and Chief Executive Officer for consideration by the entire Board of Directors. The compensation committee’s recommendation is based upon compensation levels established by our peers and the compensation committee’s evaluation of the relevant factors that are described above. The base salaries of the Presidents of each of our Banks are determined in a similar manner by our President and Chief Executive Officer and our Banks’ respective boards of directors. The base salaries of other executive officers are established by our President and Chief Executive Officer.
     Annual cash incentive — To provide additional performance incentives, the strategy provides for annual cash awards that are payable if we meet or exceed annual performance objectives established by our Board of Directors. Assuming “target performance” is achieved under the Management Incentive Compensation Plan described below; our Board intends that aggregate annual cash compensation (the total of base salary and annual cash incentive) will equal approximately peer level.
     Long-term incentives — To align the interests of our executive officers and senior managers with our shareholders, our Board’s compensation strategy provides for equity-based compensation plans, including our Employee Savings and Stock Ownership Plan and our Long-Term Incentive Plan. These compensation plans have been adopted by our Board of Directors, and our Long-Term Incentive Plan has been approved by our shareholders. Such plans are, however, administered by the compensation committee.
COMPENSATION PLANS
     Pursuant to our Management Incentive Compensation Plan, our Board of Directors establishes annual performance levels as follows: 1) threshold represents the performance level which must be achieved before any incentive awards are granted; 2) target performance is defined as the desired level of performance in view of all relevant factors, as discussed below, and; 3) maximum represents that which reflects outstanding performance.
     The principal factors considered by our Board in the determination of these performance levels include peer performance and investment community expectations for our return on equity and earnings per common share, as well as similar expectations for our competitors in the financial services industry. Corresponding performance levels are established for each of our Banks or other subsidiaries.
     In addition to our objective earnings goals, payments pursuant to this plan may also be subject to certain pre-determined individual goals. Such individual goals may be objective or subjective in nature. The individual performance component is, however limited to 20% of the total incentive formula for our executive officers and our Bank Presidents.
     For our Chief Executive Officer, cash payments made pursuant to this plan may range from 20% to 50% of base salary. For other executive officers and our Bank Presidents, such cash payments may range from 15% to 35% of their base salary. For the year ended December 31, 2005, our executive officers and our Bank Presidents received cash awards pursuant to our Management Incentive Compensation Plan that ranged from 21% to 47% of their respective base salaries.
     Our Long-Term Incentive Plan is intended to provide our executive officers and senior managers with additional long-term incentives to manage our affairs in the best interests of our shareholders. On April 26, 2005, our Board of Directors granted options to purchase 120,750 shares of common stock to 46 of our executive officers and senior managers. These options provide the recipient the right to purchase shares of common stock at $26.27 per share, the market price of our common stock as of the date of the grant. Such options could not be exercised before May 31, 2005, are restricted as to transferability and expire 10 years after the date of the grant. Also on November 15, 2005, our Board of Directors granted options to purchase 110,417 shares of common stock to 45 of our executive officers and senior managers. These options provide the recipient the right to purchase shares of common stock at $28.32 per share, the market price of our common stock as of the date of the grant. Such options could be exercised as of the grant date, are restricted as to transferability and expire 10 years after the date of the grant. These stock option grants have historically been made in April of each year; however, the grants that normally would have been made in April 2006 were accelerated to November 2005 so that they would not have to be expensed under Statement of Financial Accounting Standards No. 123 (revised 2004), “Share Based Payment,” (“SFAS #123R”) which is effective January 1, 2006.
     On December 15, 2005, our Board of Directors granted options to purchase 125,989 shares of common stock to our executive officers. Each option provides the recipient the right to purchase the underlying shares of common stock at $28.10 per share, the market price of our Common Stock as of the date of the grant. Such options could be exercised as of the grant date, are restricted as to transferability and expire 10 years after the date of the grant. These stock option grants were calculated under our Management Incentive Compensation Plan and the total grant values (using the Black Scholes valuation model) were equal to 1.5 times the recipients’ cash incentive.
     Other than stock options issued pursuant to reload features included in certain existing outstanding stock option agreements, we do not expect, under current conditions, to grant any new stock options subsequent to January 1, 2006. The Long-Term Incentive Plan permits other forms of equity based awards (other than stock options). The compensation committee is currently reviewing the use of other forms of equity based compensation (as permitted by the Long-term Incentive Plan) or supplemental cash awards to fund further investments in our stock by executives, for 2006 and subsequent years.
     Our Employee Savings and Stock Ownership Plan, provides substantially all full-time employees an equity interest in our Company. Contributions to the ESSOP are determined annually and are subject to the approval of our Board of Directors. Contributions for the year ended December 31, 2005, were equal to 6% of the eligible wages for each of the approximately 1,133 participants in the ESSOP.
CHIEF EXECUTIVE OFFICER COMPENSATION
     Michael M. Magee, Jr. has served as our Chief Executive Officer since January 1, 2005. Prior to that time, Mr. Magee had been the Chief Operating Officer of the Company since February 2004 and prior to that time had served as the President and Chief Executive Officer of Independent Bank.
     Consistent with our existing policies and practices, the compensation committee reviewed compensation data from our peers and evaluated Mr. Magee’s contributions to our success as well as his experience and expertise. On the basis of its evaluation, the compensation committee recommended for consideration, and our Board of Directors approved, a base salary of $280,000 for 2005 and a base salary of $310,000 for 2006. In determining the base salary for 2006, the compensation committee also took into account the completion of the transition plan and Mr. Van Loan’s retirement, both as further described below. As a result of our earnings, relative to the goals established pursuant to our Management Incentive Compensation Plan, Mr. Magee’s cash incentive for 2005 totaled $131,941.
     In February 2004 we announced a transition plan, pursuant to which Mr. Magee began to gradually assume Mr. Van Loan’s responsibilities. During 2005 Mr. Van Loan provided continuing assistance to Mr. Magee, and the transition of duties from Mr. Van Loan to Mr. Magee was completed by December 31, 2005.
     In October 2005, we entered into a retirement agreement with Mr. Van Loan. This agreement provides that Mr. Van Loan retire as an employee of the Corporation effective December 31, 2005. Pursuant to the retirement agreement and in consideration of Mr. Van Loan’s past services to the Company, we made a payment of $338,000 to Mr. Van Loan in the fourth quarter of 2005 and provided him with certain other benefits.

James E. McCarty

Donna J. Banks Jeffrey A. Bratsburg

Stephen L. Gulis, Jr. Robert L. Hetzler

SECURITIES OWNERSHIP OF MANAGEMENT
     The following table sets forth the beneficial ownership of our common stock by our Chief Executive Officer and our five other highest paid executive officers (“Named Executives”) and by all directors and executive officers as a group as of February 24, 2006.

	Amount and
	Nature of
	Beneficial		Percent of
Name	Ownership(1)		Outstanding

Charles C. Van Loan	320,044	(2)	1.41%
Michael M. Magee	116,669	(3)	.51
Edward B. Swanson	162,829		.72
Ronald L. Long	80,018		.35
David C. Reglin	125,857		.56
Robert N. Shuster	134,351		.59
All executive officers and directors as a group (consisting of 17 persons)	2,592,900	(4)	1 1.44

(1)	In addition to shares held directly or under joint ownership with their spouses, beneficial ownership includes shares that are issuable under options exercisable within 60 days, and shares that are allocated to their accounts as participants in the ESSOP.

(2)	Includes shares held by Mr. Van Loan’s dependent children (1,927 shares) and in a spousal trust (47,250 shares).

(3)	Excludes 1,808 common stock units held in a deferred compensation plan.

(4)	Includes shares held by the ESSOT. Beneficial ownership is disclaimed as to 1,154,454 shares, including 1,064,638 shares which are held by the ESSOT.
SUMMARY COMPENSATION TABLE
     The following table sets forth compensation received by our Named Executives for each of the three years ended December 31, 2005.

				Long-Term
				Compensation Awards	All
		Annual		Securities	Other
		Compensation		Underlying	Compen-
Name & Principal Position	Year	Salary(1)	Bonus(2)	Options (#)	sation(3)

Charles C. Van Loan(4)(5)	2005	$333,290	$131,941	31,671	$395,010
Chairman of the Board	2004	353,290	70,658	64,653	10,250
	2003	343,200	171,600	65,319	18,000
Michael M. Magee(4)	2005	$280,000	$131,941	27,824	$18,900
President and Chief Executive Officer	2004	256,216	37,297	13,028	10,250
	2003	218,400	76,440	13,504	18,000
Edward B. Swanson	2005	$205,000	$43,050	12,531	$18,453
President and CEO	2004	197,000	29,550	10,868	9,838
Independent Bank South Michigan	2003	189,280	56,094	10,280	17,040
Ronald L. Long(6)	2005	$205,000	$43,050	12,531	$18,837
President and CEO	2004	197,000	29,550	10,868	93,853
Independent Bank East Michigan	2003	189,280	66,248	12,088	17,040
David C. Reglin	2005	$205,000	$71,750	17,469	$18,445
President and CEO	2004	197,000	29,550	10,868	9,838
Independent Bank West Michigan	2003	189,280	76,248	12,088	17,040
Robert N. Shuster	2005	$201,000	$70,350	19,035	$18,093
Executive Vice President and	2004	192,900	28,935	12,302	9,675
Chief Financial Officer	2003	189,280	66,248	16,303	15,915

(1)	Includes elective deferrals by employees pursuant to Section 401(k) of the Internal Revenue Code and elective deferrals pursuant to a non-qualified deferred compensation plan.

(2)	Includes amounts earned under the Company’s Management Incentive Compensation Plan.

(3)	Amounts represent our contributions to the ESSOP. Subject to certain age and service requirements, all of our employees are eligible to participate in this plan.

(4)	Effective January 1, 2005, Mr. Magee was appointed President and Chief Executive Officer and Mr. Van Loan was appointed Chairman of the Board.

(5)	Included in All Other Compensation for 2005 is a cash payment of $338,000 and the value ($23,000) of an automobile (and $15,000 for taxes attributed to the transfer of the automobile) in connection with Mr. Van Loan’s retirement from the Company.

(6)	Included in All Other Compensation for 2004 is an $84,000 payment for relocation costs.

OPTION GRANTS IN 2005
     The following table provides information on options granted to our Named Executives during the year ended December 31, 2005.

	Individual Grants
	Number of	Percent of Total	Exercise or	Grant Date
	Securities Underlying	Options Granted to	Base Price	Expiration	Present
	Options Granted(1)	Employees in 2005	(per share)(2)	Date	Value(3)

Charles C. Van Loan	2,625	.68%	$26.27	April 26, 2015	$22,995
	2,500	.65	28.32	November 15, 2015	22,750
	3,847 (4)	.99	28.32	November 15, 2015	35,000
	22,699	5.87	28.10	December 15, 2015	197,911

Michael M. Magee	2,625	.68	26.27	April 26, 2015	22,995
	2,500	.65	28.32	November 15, 2015	22,750
	22,699	5.87	28.10	December 15, 2015	197,911

Edward B. Swanson	2,625	.68	26.27	April 26. 2015	22,995
	2,500	.65	28.32	November 15, 2015	22,750
	7,406	1.92	28.10	December 15, 2015	64,575

Ronald L. Long	2,625	.68	26.27	April 26, 2015	22,995
	2,500	.65	28.32	November 15, 2015	22,750
	7,406	1.92	28.10	December 15, 2015	64,575

David C. Reglin	2,625	.68	26.27	April 26, 2015	22,995
	2,500	.65	28.32	November 15, 2015	22,750
	12,344	3.19	28.10	December 15, 2015	107,625

Robert N. Shuster	1,807	.47	29.05	January 21,2011	16,932
	2,625	.68	26.27	April 26, 2015	22,995
	2,500	.65	28.32	November 15, 2015	22,750
	12,103	3.13	28.10	December 15, 2015	105,525

(1)	Indicates number of shares which may be purchased pursuant to options granted under our Long-Term Incentive Plan. Options with an expiration date of January 21, 2011 could not be exercised in full or in part prior to December 31, 2005 and options with an expiration date of April 26, 2015 could not be exercised in full or in part prior to May 31, 2005. All other options are not subject to vesting.

(2)	The exercise price equals the prevailing market price of our common stock on the date of grant. The exercise price may be paid in cash, by the delivery of previously owned shares, through the withholding of shares otherwise issuable upon exercise or a combination thereof.

(3)	The values reflect application of the Black-Scholes option pricing model. The assumptions employed on options with an expiration date of April 26, 2015, were expected volatility of 32.06%, risk-free rate of return of 4.26%, dividend yield of 2.76% and time to exercise of 6.65 years. The assumptions employed on options with an expiration date of November 15, 2015, were expected volatility of 29.67%, risk-free rate of return of 4.55%, dividend yield of 2.68% and time to exercise of 6.65 years. The assumptions employed on options with an expiration date of December 15, 2015, were expected volatility of 29.23%, risk-free rate of return of 4.37%, dividend yield of 2.70% and time to exercise of 6.65 years. The assumptions employed on options with an expiration date of January 21, 2011, were expected volatility of 31.98%, risk-free rate of return of 4.05%, dividend yield of 2.49% and time to exercise of 5.95 years.

(4)	These options were granted for services in 2006 as a member of the Company’s Board of Directors.

AGGREGATED STOCK OPTION EXERCISES IN 2005 AND YEAR END OPTION VALUES
     The following table provides information on the number and value of options exercised in the past year, as well as the number and value of unexercised options held by our Named Executives at December 31, 2005. Options covering 193,572 shares of common stock were exercised in 2005.

	Shares		Number of Securities
	Acquired		Underlying Unexercised		Value of Unexercised
	on	Value	Options		In-the-Money Options(2)
Name	Exercise	Realized(1)	Exercisable	Unexercisable	Exercisable	Unexercisable

Charles C. Van Loan	—	—	154,143	—	$78,421	—
Michael M. Magee	—	—	73,384	—	306,829	—
Edward B. Swanson	—	—	95,373	—	1,006,332	—
Ronald L. Long	5,758	$73,668	65,742	—	426,555	—
David C. Reglin	—	—	94,318	—	826,893	—
Robert N. Shuster	7,825	148,778	66,994	—	273,526	—

(1)	The value realized upon the exercise of options is equal to the difference between the market value of the shares of common stock acquired at the time of exercise and the aggregate exercise price paid by our Named Executives.

(2)	The value of unexercised options is based on the difference between the closing price of our common stock on December 31, 2005 ($27.23) and the exercise prices of the options.
MANAGEMENT CONTINUITY AGREEMENTS
     We have entered into individual Management Continuity Agreements with our executive officers and certain senior managers, including our Named Executives. These agreements provide severance benefits if the individual’s employment is terminated within 36 months after a change in control or within six months before a change in control if we terminate the individual’s employment in contemplation of a change in control and to avoid the agreement. For the purposes of these agreements, a “change in control” is any occurrence reportable as such in a proxy statement under applicable rules of the Securities and Exchange Commission, and would include, without limitation, the acquisition of beneficial ownership of 20% of our voting securities by any person, certain extraordinary changes in the composition of our Board of Directors, or a merger or consolidation in which we are not the surviving entity, or our sale or liquidation.
     Severance benefits are not payable if we terminate the employment for cause, if employment terminates due to the individual’s death or disability, or if the individual resigns without “good reason.” An individual may resign with “good reason” after a change in control and retain benefits if we reduce the individual’s salary or bonus, assign duties inconsistent with the individual’s prior position, or make other material, adverse changes in the terms or conditions of the individual’s employment. The agreements are for self-renewing terms of eighteen months to three years unless we take action to terminate further extensions. The agreements are automatically extended for an eighteen month to three-year term from the date of a change in control. These agreements provide a severance benefit of a lump-sum payment equal to eighteen months to three years salary and bonus and a continuation of benefits coverage for eighteen months to three years.
TRANSACTIONS INVOLVING MANAGEMENT
     Our Board of Directors and executive officers and their associates were customers of, and had transactions with, our subsidiaries in the ordinary course of business during 2005. All loans and commitments included in such transactions were made in the ordinary course of business on substantially the same terms, including interest rates and collateral, as those prevailing at the time for comparable transactions with other persons and do not involve an unusual risk of collectibility or present other unfavorable features. Such loans totaled $1,527,000 at December 31, 2005, equal to 0.6% of shareholders’ equity.
     Mr. McCarty (Director) owns a graphic design and commercial printing company which does business with us. During 2005 we purchased $112,000 in goods and services from his company.
SECTION 16(A) BENEFICIAL OWNERSHIP REPORTING COMPLIANCE
     Pursuant to Section 16 of the Securities Exchange Act of 1934, our directors and executive officers, as well as any person holding more than 10% of our Common Stock, are required to report initial statements of ownership of our securities and changes in such ownership to the Securities and Exchange Commission. Based solely upon written representations by each Director and Executive Officer and our review of those reports furnished to us, all of the required reports were timely filed by such persons during 2005, except that Mr. Magee, a Director and Executive Officer of the Company was late in filing one report covering one transaction which related to the crediting of common stock units in a deferred compensation plan.
SHAREHOLDER PROPOSALS
     Article III of our Bylaws contain procedural requirements for shareholder proposals, generally. Copies of our Articles of Incorporation and Bylaws have been filed with the Securities and Exchange Commission and can be obtained from its Public Reference Section or from us. Any shareholder proposal to be considered by us for inclusion in our proxy materials for our 2007 Annual Meeting of Shareholders must be received by us no later than November 20, 2006. If we receive notice of a shareholder proposal after February 3, 2007, the persons named as proxies for the 2007 Annual Meeting of Shareholders will have discretionary voting authority to vote on that proposal at that meeting.
GENERAL
     The cost of soliciting proxies will be borne by us. In addition to solicitation by mail, our officers and employees may solicit proxies by telephone, telegraph or in person. We have retained the services of The Altman Group to deliver proxy materials to brokers, nominees, fiduciaries and other custodians for distribution to beneficial owners, as well as solicit proxies from these institutions. The cost of such services is expected to total approximately $6,000, plus reasonable out of pocket expenses.
     As of the date of this proxy statement, Management knows of no other matters to be brought before the meeting. However, if further business is presented by others, the proxy holders will act in accordance with their best judgment.

By order of our Board of Directors,

Robert N. Shuster
Secretary
Dated: March 20, 2006

APPENDIX A
CHARTER OF THE AUDIT COMMITTEE OF THE BOARD OF DIRECTORS
I. PURPOSE
The primary function of the Audit Committee is to assist the Board by overseeing (1) the quality and integrity of the Company’s accounting, auditing and reporting practices, (2) the performance of the Company’s internal audit function and independent auditor, and (3) the Company’s disclosure controls and system of internal controls regarding finance, accounting, legal compliance, and ethics that management and the Board of Directors have established.
The Audit Committee shall provide an open avenue of communication among the independent auditors, financial and senior management, the internal auditor and the Board of Directors.
II. MEMBERSHIP
A.	Independence—The Audit Committee shall be comprised of three or more members, each of whom (1) must qualify as an independent director under the listing requirements of NASDAQ and Section 301 of the Sarbanes-Oxley Act, (2) shall not have participated in the preparation of the financial statements of the Company or any subsidiary during the prior three year period, and (3) shall be free from any relationship to the Company that, in the opinion of the Board, would interfere with the exercise of his or her independent judgment as a member of the Committee. All members of the Committee shall have a working familiarity with basic financial and accounting practices, and on or before January 1, 2004 at least one member of the Committee shall be a “financial expert” in compliance with the criteria established by the Securities and Exchange Commission.

B.	Appointment—The members shall be nominated by the Nominating and Corporate Governance Committee and appointed annually to one-year terms by the Board. The Nominating and Corporate Governance Committee shall recommend, and the Board shall designate, one member of the Audit Committee as Chair.

C.	Limitations. A member of the Audit Committee shall not simultaneously serve on the audit committee of more than two other public companies.
III. MEETINGS
Meetings of the Audit Committee shall be subject to the Committee procedure rules set forth in the Company’s Bylaws and its own rules of procedure, which shall be consistent with those Bylaws and the following:
A.	The Audit Committee shall meet at least four (4) times annually and more frequently as circumstances require. Each regularly scheduled meeting of the Committee shall conclude with an executive session of the Committee, absent members of management and on such terms and conditions as the Committee may elect. In addition, the Committee may meet periodically with management; the head of the Company’s internal auditing department and the independent auditors in separate executive sessions to discuss any matters that the Audit Committee or the internal audit department or independent auditors believe should be discussed privately.

B.	Following each of its meetings, the Audit Committee shall deliver a report on the meeting to the Board, including a description of all actions taken by the Audit Committee.

C.	The Audit Committee shall keep written minutes of its meetings, which minutes shall be maintained with the books and records of the Company.
IV. RESPONSIBILITIES, DUTIES AND AUTHORITY
The Audit Committee shall have the following responsibilities, duties and authority:
A.	Document and Report Review
1.	Review and update this Charter periodically or as conditions dictate (at least, annually).

2.	Review the Company’s annual financial statements and any reports or other financial information submitted to the Securities and Exchange Commission or to the public, including any report issued by the independent auditors.

3.	Review the summary report of the internal auditor and management’s response to such reports.

4.	Recommend to the Board whether the financial statements should be included in the Annual Report on Form 10-K.

5.	Review with financial management and the independent auditors the quarterly report on Form 10-Q prior to its filing.

6	Review earnings press releases with management prior to dissemination.

7.	Discuss with management financial information and earnings guidance provided to analysts and rating agencies.
B.	Independent Auditors
1.	Appoint, approve the compensation of, and provide oversight of the Company’s independent auditor, including the removal of the Company’s independent auditors. The independent auditors shall report directly to the Committee, and the Committee shall oversee the resolution of any disagreements between management and the independent auditors.

2.	Administer the Company’s Policy Regarding the Approval of Audit and Nonaudit Services Provided by the Independent Auditor.

3.	Review the independent auditors’ attestation and report on management’s internal control report, and hold timely discussions with the independent auditors regarding:
a.	All critical accounting policies and practices;

b.	All alternative treatments of financial information within generally accepted accounting principles that have been discussed with management, ramifications of the use of such alternative disclosures and treatments, and the treatment preferred by the independent auditor;

c.	Other material written communications between the independent auditor and management including, but not limited to, management letter and schedule of unadjusted differences;

d.	An analysis of the independent auditor’s judgment as to the quality of the Company’s accounting principles, setting forth significant reporting issues and judgments made in connection with the preparation of the financial statements; and

e.	All significant relationships the independent auditors have with the Company to determine the independent auditors’ objectivity and independence, undertaking or recommending appropriate action to ensure and continue that independence.
4.	At least annually, obtain and review a report by the independent auditor describing:
a.	The firm’s internal quality control procedures;

b.	Any material issues raised by the most recent internal quality-control review, peer review or by any inquiry or investigation by governmental or professional authorities, within the preceding five years, respecting one or more independent audits carried out by the firm, and any steps taken to deal with any such issues;

c.	All relationships between the independent auditor and the Company; and

d.	All significant relationships the independent auditors have with the Company to determine the independent auditors’ objectivity and independence, undertaking or recommending appropriate action to ensure and continue that independence.
C.	Financial Reporting Processes
1.	Review the integrity of the Company’s financial reporting process, both internal and external, giving consideration to consultation with management, the independent auditors and the internal auditor.

2.	Consider and approve, as appropriate, major changes to the Company’s auditing and accounting principles and practices as suggested by the independent auditors, management or the internal auditor.

3.	Review and approve all related party transactions with the Company’s directors, officers and controlling shareholders, excluding those transactions between the Company’s subsidiaries and such persons that are in compliance with applicable banking regulations.

4.	Establish and maintain procedures for the receipt, retention and treatment of complaints regarding accounting, or auditing matters, including procedures necessary to receive and respond to confidential and anonymous submission by Company employees regarding questionable accounting or auditing matters.
D.	Internal Audit
1.	Review activities, organizational structure and qualifications of the Company’s internal audit department.

2.	Review any significant difficulties, disagreements with management or scope restrictions encountered in the course of work performed by the Company’s internal audit department.

3.	Annually review the performance of the Company’s head of internal audit and set the compensation (base salary and incentives) for this individual.
E.	Ethical and Legal Compliance
1.	Review the Company’s Code of Business Conduct, approved by the Board of Directors, to ensure that management has maintained a system to comply with expected ethical and legal requirements.

2.	Review, with the Company’s counsel, legal compliance matters including corporate securities trading policies.

3.	Review, with the Company’s counsel, any legal matter that could have a significant impact on the Company’s financial statements.

4.	Discuss the Company’s major financial and accounting risk exposures and steps taken by management to control or mitigate those exposures.

5.	Review and approve all “related party transactions,” as defined in Item 404 of SEC Regulation S-K, involving directors, executive officers and their respective affiliates and immediate family members.
F.	Other
1.	Review with the independent auditors, the internal auditing department and management the extent to which changes or improvement in financial or accounting practices, as approved by the Audit Committee, have been implemented.

2.	Prepare the report that the SEC requires to be included in the Company’s annual Proxy Statement.

3.	Perform an annual self-assessment relative to the Audit Committee’s purpose, duties and responsibilities set forth in this Charter.

4.	To the extent it deems appropriate, and with or without full Board approval, obtain advice and assistance from outside legal, accounting or other advisors as deemed appropriate to perform its duties and responsibilities.

5.	Perform any other activities consistent with this Charter, the Company’s Bylaws and governing law, as the Audit Committee or the Board of Directors deems necessary or appropriate.

6.	At least annually, review and reassess the adequacy of this Charter in light of changes in law, governing rules, and applicable corporate governance best practices.

Independent Bank Corporation
P.O. Box 491, 230 West Main Street
Ionia, Michigan 48846
616-527-9450

INDEPENDENT BANK CORPORATION
ANNUAL MEETING OF STOCKHOLDERS TO BE HELD ON APRIL 25, 2006
THIS PROXY IS SOLICITED ON BEHALF OF THE BOARD OF DIRECTORS
     The undersigned hereby appoints Michael M. Magee, Jr. and Robert N. Shuster, and each of them as proxies, each with full power of substitution, to represent and vote as designated on the reverse side, all the shares of Common Stock of Independent Bank Corporation held of record by the undersigned on February 24, 2006, at the Annual Meeting of Stockholders to be held at the Ionia Theatre, located at 205 West Main Street, Ionia, Michigan 48846 on Tuesday, April 25, 2006 at 3:00 p.m. (local time), or any adjournment or postponement thereof.
(Continued and to be signed on the reverse side.)

■	14475 ■

ANNUAL MEETING OF STOCKHOLDERS OF
INDEPENDENT BANK CORPORATION
April 25, 2006

PROXY VOTING INSTRUCTIONS

MAIL — Date, sign and mail your proxy card in the envelope provided as soon as possible.
- OR -
TELEPHONE — Call toll-free 1-800-PROXIES
(1-800-776-9437) from any touch-tone telephone and follow the instructions. Have your proxy card available when you call.
- OR -
INTERNET — Access “www.voteproxy.com” and follow the on-screen instructions. Have your proxy card available when you access the web page.

COMPANY NUMBER
ACCOUNT NUMBER

You may enter your voting instructions at 1-800-PROXIES or www.voteproxy.com up until 11:59 PM Eastern Time the day before the cut-off or meeting date.
ê Please detach along perforated line and mail in the envelope provided IF you are not voting via telephone or the Internet. ê
■
THE BOARD OF DIRECTORS RECOMMENDS A VOTE “FOR” THE ELECTION OF DIRECTORS AND “FOR” PROPOSALS 2 AND 3.
PLEASE SIGN, DATE AND RETURN PROMPTLY IN THE ENCLOSED ENVELOPE. PLEASE MARK YOUR VOTE IN BLUE OR BLACK INK AS SHOWN HERE ☒

1.	Election of Directors: 1 nominee for one year term expiring in 2007 and 3 nominees for three year terms expiring in 2009:

NOMINEES:
☐	FOR ALL NOMINEES	¡ ¡	Donna J. Banks Robert L. Hetzler	Expiring in 2007 Expiring in 2009
☐	WITHHOLD AUTHORITY FOR ALL NOMINEES	¡ ¡	Michael M. Magee, Jr. James E. McCarty	Expiring in 2009 Expiring in 2009
☐	FOR ALL EXCEPT (See instructions below)

INSTRUCTION:	To withhold authority to vote for any individual nominee(s), mark “FOR ALL EXCEPT” and fill in the circle next to each nominee you wish to withhold, as shown here: ●

To change the address on your account, please check the box at right and indicate your new address in the address space above. Please note that changes to the registered name(s) on the account may not be submitted via this method.		☐

		FOR	AGAINST	ABSTAIN
2.	To ratify the appointment of Crowe Chizek and Company, LLC as independent auditors for the fiscal year ending December 31, 2006.	☐	☐	☐

3.	To consider and vote upon a proposal to amend our Articles of Incorporation to increase authorized shares of common stock from 30 million shares to 40 million shares.	☐	☐	☐

Signature of Stockholder	Date:	Signature of Stockholder	Date:

Note:	Please sign exactly as your name or names appear on this Proxy. When shares are held jointly, each holder should sign. When signing as executor, administrator, attorney, trustee or guardian, please give full title as such. If the signer is a corporation, please sign full corporate name by duly authorized officer, giving full title as such. If signer is a partnership, please sign in partnership name by authorized person.